                                                                     Exhibit 8.2


                                  May 11, 2001


Board of Directors
Richmond County Financial Corp.
1214 Castleton Avenue
Staten Island, New York 10310

Gentlemen:

     This letter is in response to your request for our opinion with respect to certain federal income tax consequences of the proposed merger (the "Merger") of Richmond County Financial Corp., a Delaware corporation ("Richmond County"), with and into New York Community Bancorp, Inc., a Delaware corporation ("New York Community"), pursuant to the Agreement and Plan of Merger, dated March 27, 2001 (the "Agreement"), by and between New York Community and Richmond County.

     In connection herewith, we have examined the Agreement, the registration statement on Form S-4 filed by New York Community with the Securities and Exchange Commission (the "Registration Statement") (which contains a Joint Proxy Statement/Prospectus) and such other information as we have deemed relevant. We also have relied, with the consent of both New York Community and Richmond County, upon the accuracy and completeness of the factual statements and representations (which statements and representations we have neither investigated nor verified) contained in the letters dated as of May 11, 2001, of New York Community and Richmond County. On the basis of the foregoing and subject to the assumptions and qualifications set forth in the Registration Statement, we hereby confirm that the opinion set forth under the caption "Material Federal Income Tax Consequences of the Merger" in the Joint Proxy Statement/Prospectus is our opinion.

     We hereby consent to the reference to us under the caption "Material Federal Income Tax Consequences of the Merger" in the Joint Proxy
Statement/Prospectus and to the filing of a copy of this opinion as an exhibit to the Registration Statement. By giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under
Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

                              Very truly yours,

                              /s/ Muldoon Murphy & Faucette LLP

                              MULDOON MURPHY & FAUCETTE LLP